EXHIBIT 14

PRESIDENTIAL REALTY CORPORATION

CODE

OF

BUSINESS CONDUCT AND ETHICS

i

PRESIDENTIAL REALTY CORPORATION
CODE OF BUSINESS CONDUCT AND ETHICS

POLICY STATEMENT

          It is the policy of Presidential Realty Corporation (the “Company”) to conduct its affairs in accordance with all applicable laws, rules and regulations of the jurisdictions in which it does business. This Code of Business Conduct and Ethics (“Code”) applies to the Company’s employees, officers and non-employee directors, including the Company’s principal executive officer, principal financial officer, principal accounting officer or controller, and persons performing similar functions (“Designated Executives”). This Code is the Company’s “code of ethics” as defined in Item 406 of Regulation S-K. This Code is designed to promote:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

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full, fair, accurate, timely and understandable disclosure in the reports and documents the Company files with, or submits to, the Securities and Exchange Commission and in other public communications made by the Company;

•	compliance with applicable governmental laws, rules and regulations;

•	the prompt internal reporting to the appropriate person of violations of this Code; and

•	accountability for adherence to this Code.

          The Company has established standards for behavior that affects the Company, and employees, officers and directors must comply with those standards. The Company promotes ethical behavior and encourages employees to talk to supervisors, managers, the Compliance Officer, or other appropriate personnel when in doubt about the best course of action in a particular situation. Non-employee directors are encouraged to talk to the Compliance Officer in such situations. Anyone aware of a situation that he or she believes may violate or lead to a violation of this Code should follow the guidelines under “Compliance and Reporting” below.

           The Code covers a wide range of business practices and procedures. It does not cover every issue that may arise, but it sets out basic principles to guide you. Specific Company policies and procedures provide details pertinent to many of the provisions of the Code. Although there can be no better course of action than to apply common sense and sound judgment, do not hesitate to use the resources available whenever it is necessary to seek clarification.

APPROVALS AND WAIVERS

          Certain provisions of this Code require you to act, or refrain from acting, unless prior approval is received from the appropriate person. Employees requesting approval pursuant to this Code should request such approval from the Compliance Officer. Approvals relating to the Designated Executives and directors must be obtained from the Company’s Board of Directors. All other approvals may be granted by the Compliance Officer, or such officer’s designee.

          Other provisions of this Code require you to act, or refrain from acting, in a particular manner and do not permit exceptions based on obtaining an approval. Waiver of those provisions [relating to executive officers and directors] may only be granted by the Company’s Board of Directors and waivers relating to executive officers and directors must be promptly disclosed to stockholders. All other waivers may be granted by the Compliance Officer. Changes in this Code may only be made by the Board of Directors and must be promptly disclosed to stockholders.1

CONFLICTS OF INTEREST

          A conflict of interest arises when your personal interests interfere with your ability to act in the best interests of the Company. Employees must discharge their responsibilities on the basis of what is in the best interest of the Company independent of personal consideration or relationships. Non-employee directors must discharge their fiduciary duties as directors of the Company.

          Employees should disclose any potential conflicts of interest to the Compliance Officer, who can advise the employee as to whether or not the Company believes a conflict of interest exists. An employee should also disclose potential conflicts of interest involving the employee’s spouse, siblings, parents, in-laws, children and members of the employee’s household. Non-employee directors may discuss any concerns with the Compliance Officer.

          Corporate Opportunities & Resources

          You are prohibited from taking for yourself personal opportunities that are discovered through the use of corporate property, information or position without approval. Without approval, you may not use corporate property, information or position for personal gain. No employee may compete with the Company, directly or indirectly, except as permitted by Company policies.

          All employees should protect the Company’s assets and ensure their efficient use. Theft, carelessness and waste have a direct impact on the Company’s profitability. All Company assets should be used for legitimate business purposes.

[1]

SEC Release No. 33-8177 (January 2003) requires Designated Executive and director waivers and changes to be reported on Form 8-K within two business days (although Amex provides five days), or alternatively, through website disclosure. The term “waiver” means the approval by the Company of a material departure from a provision of the code of ethics. The disclosure requirement would include implicit waivers, which are defined as the Company’s failure to take action within a reasonable period of time regarding a material departure from a provision of the code of ethics that has been made known to an executive officer (as defined in Rule 3b-7).

          Company resources may be used for minor personal uses, so long as such use is reasonable, does not interfere with your duties, is not done for pecuniary gain, does not conflict with the Company’s business and does not violate any Company policy.

BUSINESS RELATIONSHIPS

          The Company seeks to outperform its competition fairly and honesty. The Company seeks competitive advantages through superior performance, not unethical or illegal business practices. Each employee must endeavor to deal fairly with the Company’s customers, suppliers, competitors and employees and must not take advantage of them through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any unfair-dealing practice.

FAIR COMPETITION

          Fair competition laws, including the U.S. antitrust rules, limit what we can do with another company and what we can do on our own. Generally, the laws are designed to prohibit agreements or actions that reduce competition and harm consumers. You may not enter into agreements or discussions with competitors that have the effect of fixing or controlling prices, dividing and allocating markets or territories, or boycotting suppliers or customers. U.S. and foreign antitrust laws also apply to imports and exports. Nothing contained herein shall prohibit the Company from entering a reasonable non-compete agreement with an existing or former officer of the Company.

GIFTS, GRATUITIES, ENTERTAINMENT AND OTHER CONSIDERATIONS

          Use of Company funds or other Company property for illegal, unethical or otherwise improper purposes is prohibited. The purpose of business entertainment and gifts in a commercial setting is to create goodwill and a sound working relationship, not to gain personal advantage with customers or suppliers.

          Loans

          Employees may not accept loans from any person or entities having or seeking business with the Company, provided however that an Employee may obtain a loan in the ordinary course of business from an institutional lender that may be doing business with the Company. Designated Executives and directors may not receive loans from the Company (except loans existing at the date of adoption of this Code of Business Conduct), nor may the Company arrange for any loan.

          Meals, Entertainment, and Travel

          Employees may provide or accept meals and entertainment, including attendance at sporting or cultural events, as long as it is associated with an occasion at which business is discussed and is provided as a normal part of business. The value of the activity must be reasonable and permissible under our expense account procedures. Each employee should express care to insure that such activities are necessary and that their value and frequency are not excessive under all the applicable circumstances.

          Bribes and Kickbacks

          The use of Company funds, facilities or property for any illegal or unethical purpose is strictly prohibited.

•

Employees are not permitted to offer, give or cause others to give, any payments or anything of value for the purpose of influencing the recipient’s business judgment or conduct in dealing with the Company other than facilitating payments.

•	Employees may not solicit or accept a kickback or bribe, in any form, for any reason.

POLITICAL CONTRIBUTIONS AND LOBBYING

          No political contributions are to be made using Company funds or assets to any political party, political campaign, political candidate or public official in the United States or any foreign country, unless the contribution is lawful and expressly authorized [in writing]. In addition, you may not make a political contribution on behalf of the Company, or with the appearance that such contribution is being made on behalf of the Company, unless expressly authorized [in writing]. A “contribution” is any direct or indirect payment, distribution, loan, advance, deposit, or gift of money, services or anything of value in connection with an election or to an organization or group formed to support or defend a referendum or ballot issue.

          Employees must obtain prior approval to hire outside counsel or a public affairs firm to contact government officials on behalf of the Company regarding legislation, regulatory policy, or rule making. This includes grassroots lobbying contacts.

ACCURACY OF REPORTS, RECORDS AND ACCOUNTS

          Employees are responsible for the accuracy of their own records, time sheets and reports. Accurate information is essential to our ability to meet legal and regulatory obligations and to compete effectively. Our records and books of account must meet the highest standards and accurately reflect the true nature of the transactions they record. Destruction of any records, books of account or other documents except in accordance with our document retention policy is strictly prohibited.

          Employees must not create false or misleading documents or accounting, financial or electronic records for any purpose relating to the Company, and no one may direct an employee to do so. For example, expense reports must accurately document expenses actually incurred in accordance with our policies. Employees must not obtain or create “false” invoices or other misleading documentation or invent or use fictitious entities, sales, purchases, services, loans or other financial arrangements for any purpose relating to the Company. Employees are also responsible for accurately reporting time worked.

          No undisclosed or unrecorded account or fund may be established for any purpose. No false or misleading entries may be made in the Company’s books or records for any reason. No disbursement of corporate funds or other corporate property may be made without adequate supporting documentation or for any purpose other than as described in the documents. All employees must comply with generally accepted accounting principles and the Company’s internal controls at all times.

GOVERNMENT INVESTIGATIONS

          It is the policy of the Company to cooperate with all government investigations. Employees must promptly notify counsel of any government investigation or inquiries from government agencies concerning the Company. Employees may not destroy any record, books of account, or other documents relating to the Company except in accordance with the Company’s document retention policy. If an employee is aware of a government investigation or inquiry, he/she may not destroy any record, books of account, or other documents relating to the Company unless advised by the Compliance Officer or the officer’s designee, that he/she may continue to follow the Company’s normal document retention policy.

          Employees must not obstruct the collection of information, data or records relating to the Company. The Company provides information to the government that it is entitled to during an inspection, investigation, or request for information. Employees must not lie to government investigators or making misleading statements in any investigation relating to the Company. You must not attempt to cause any employee to fail to provide accurate information to government investigators.

INSIDER TRADING; COMMUNICATIONS WITH THIRD PARTIES

          Employees, officers and directors who have access to the Company’s confidential information are not permitted to use or share that information for stock trading purposes or for any other purpose except the conduct of our business.

          Insider Trading

          Inside information is material information about a publicly traded company that is not known by the public. Information is deemed “material” if it could affect the market price of a security or if a reasonable investor would attach importance to the information in deciding whether to buy, sell or hold a security. Inside information typically relates to financial conditions, such as progress toward achieving revenue and earnings targets or projections of future earnings or losses of the Company. Inside information also includes changes in strategy regarding a proposed merger, acquisition or tender offer, new products or services, contract awards and other similar information. Inside information is not limited to information about the Company. It also includes material non-public information about others, including the Company’s customers, suppliers, and competitors.

          Insider trading is prohibited by law. It occurs when an individual with material, non-public information trades securities or communicates such information to others who trade. The person who trades or “tips” information violates the law if he or she has a duty or relationship of trust and confidence not to use the information.

          Trading or helping others trade while aware of inside information has serious legal consequences, even if the Insider does not receive any personal financial benefit. Insiders may also have an obligation to take appropriate steps to prevent insider trading by others.

          Confidential Information

          Employees must maintain the confidentiality of information entrusted to them by the Company or its customers, except when disclosure is authorized or legally mandated. Confidential information includes all non-public information, including information that might be of use to competitors or harmful to the Company or its customers if disclosed.

COMPLIANCE AND REPORTING

          Compliance

          Any employee who violates the provisions of this Code will be subject to disciplinary action, up to and including termination. Willful disregard of criminal statutes underlying this Code may require the Company to refer such violation for criminal prosecution or civil action.

          Reporting Procedures and Other Inquiries

          Questions regarding the policies in this Code may be directed to the Compliance Officer. Any employee having knowledge of, or questions or concerns about, an actual or possible violation of the provisions of this Code is encouraged to promptly report the matter to his or her immediate supervisor or to the Compliance Officer. The name and contact information for the Compliance Officer is set out below

          If employees have concerns relating to our accounting, internal controls or auditing matters, employees may also confidentially, and anonymously if desired, submit the information in writing to the Company’s Audit Committee of the Directors at c/o Mr. Richard Brandt, Trans-Lux, 2209 Miguel Chavez Road, Santa Fe, NM 87505, telephone number (505) 989-3322.

          When submitting concerns, employees are asked to provide as much detailed information as possible. Providing detailed, rather than general, information will assist us in effectively investigating complaints. This is particularly important when employees submit a complaint on an anonymous basis, since we will be unable to contact the employee with requests for additional information or clarification.

          We are providing these anonymous reporting procedures so that employees may disclose genuine concerns without feeling threatened. Employees who choose to identify themselves when submitting a report may be contacted in order to gain additional information.

          All conversations, calls and reports made under this policy in good faith will be taken seriously.

          Policy Prohibiting Unlawful Retaliation or Discrimination

          Neither the Company nor any of its employees may discharge, demote, suspend, threaten, harass or in any manner discriminate against any employee in the terms and conditions of employment based upon any lawful actions of such employee who in good faith:

•	provides information or assists in an investigation relating regarding any conduct which the employee reasonably believes constitutes a violation of Fraud Laws (as defined below); or

•	files, testifies participates or otherwise assists in a proceeding that is filed or about to be filed (with any knowledge of the Company) relating to an alleged violation of a Fraud Law.

          This policy applies in any instance where such information or assistance provided to, or the investigation is conducted by, a federal regulatory or law enforcement agency, any member or committee of Congress, or any person with supervisory authority over the employee or the authority to investigate misconduct relating to potential securities violations by the Company or its employees. For purposes of this policy, a “Fraud Law” is a violation of federal criminal law involving:

•	securities fraud, mail fraud, bank fraud or wire, radio or television fraud;

•	violations of SEC rules or regulations; or

•	violations of any federal law relating to fraud against shareholders.

          The Compliance Officer

          The Compliance Officer is Steven Baruch, Executive Vice President of the Company. He can be reached at 180 South Broadway, White Plains, New York 10605, (914) 948-1300. Notwithstanding the foregoing, the Compliance Officer with respect to any matter involving Mr. Baruch shall be Robert Feder. He can be reached at Cuddy & Feder, 445 Hamilton Avenue, White Plains, NY 10601, (914) 761-1300.

          This document is not an employment contract between the Company and its employees, nor does it modify their employment relationship with the Company.

          This Code is intended to clarify an employee’s existing obligation for proper conduct. The standards and the supporting policies and procedures may change from time to time in the Company’s discretion. Employees are responsible for knowing and complying with the current laws, regulations, standards, policies and procedures that apply to the Company’s work.